Exhibit 10.4

Warrant Indenture

CLAUSES

FIRST.- DEFINED TERMS.

Terms defined below will have the following meanings:

“Affiliate” means (i) regarding persons that are not individuals, all persons that directly or indirectly through one or more agents, who control, are controlled or are otherwise under the common control of the first person (as the term “control” is defined in the LMV), and (ii) regarding any individual, means any past, present or future spouse and any direct or indirect ancestor or descendant, including parents, grandparents, children, grandchildren and siblings, as well as any trust or equivalent agreement executed with the purpose of benefiting any of such individuals.

“Vista Oil & Gas Series “A” Shares” means the Series “A” ordinary shares, with no expression of their par value, representing the variable portion of the capital stock of the Issuer, registered before the RNV, which depends of the CNBV and listed in the BMV with ticker symbol “VTW408A-EC001”.

“Underlying Shares” means Vista Oil & Gas Series “A” Shares.

“Issuance Indenture” means this issuance indenture by means of which the Warrants are issued.

“Warrant Holders Meeting” has the meaning ascribed to such term in paragraph (a) of Clause Nineteenth of this Issuance Indenture.

“BMV” or “Mexican Stock Exchange” means the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).

“CNBV” means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Initial Business Combination” means any merger, asset acquisition, stock purchase, participation or interests purchase, reorganization or similar business combinations with one or more businesses and with all types of commercial or civil corporations, associations, companies, trusts or any other entities, effected by the Issuer, and if applicable, announced by the Issuer through EMISNET.

“Condition for Early Termination” means the condition that shall be satisfied if, once the Exercise Period has commenced, the US$ Closing Price of the Underlying Shares for any 20 of the last 30 Trading Days, commencing on (and including) the third Business Day prior to the occurrence of the Early Termination Notice Date, is equal or greater than the US$ Price Limit.

“Escrow Account” means the U.K.-based escrow account into which the gross proceeds that we receive from the Initial Offering will be deposited, with Citibank N.A. London Branch acting as escrow agent.

“Trading Day” means each Business Day on which the Underlying Shares were or could have been negotiated in the BMV.

“Business Day” means any day on which the BMV operates.

“Dollars” or “US$” means dollars, the legal currency of the United States of America.

“Cashless Exercise” has the meaning ascribed to such term in Clause Ninth, paragraph (c), of this Issuance Indenture.

“EMISNET” means the Electronic System for the Delivery and Dissemination of Information (Sistema Electrónico de Envío y Difusión de Información) authorized by the CNBV to the BMV.

“Issuer” means Vista Oil & Gas, S.A.B. de C.V.

“Peso Equivalent of the Exercise Price” means, for any Exercise Date, the Peso equivalent of the Exercise Price, which shall be determined by applying the fix exchange rate (tipo de cambio fix) published by Banco de México in the Official Gazette of the Federation on the Business Day prior to such Exercise Date.

“Early Termination Notice Date” has the meaning ascribed to such term in Clause Ninth, paragraph (b), of this Issuance Indenture.

“Underlying Shares Cancelation Date” means the Business Day on which all, and no less than all, of the Underlying Shares are canceled as a consequence of a reduction in the variable portion of the capital stock of the Issuer effected through cash reimbursement as resolved by the Issuer pursuant to the unanimous resolutions adopted outside of the shareholders’ meeting dated July 28, 2017, as announced, as the case may be, by the Issuer through EMISNET.

“Initial Business Combination Closing Date” means the date on which the Initial Business Combination becomes effective, which may be the same date on which all agreements regarding such Initial Business Combination are executed or, in the event that such agreements included conditions precedent or other similar provision, the date on which the last of such conditions has been satisfied or waived, or in which the parties agreed that such Initial Business Combination will be in force, pursuant to the terms of the relevant agreement, as announced, as the case may be, by the Issuer through EMISNET.

“Exercise Date” means the Business Day on which any Holder exercises the rights arising from the Warrants he holds to acquire the Underlying Shares pursuant to the terms of this Warrant’s Issuance Indenture; provided, however, that such Business Day shall occur within the Exercise Period.

“Automatic Exercise Date” has the meaning ascribed to such term in Clause Ninth, paragraph (d), of this Issuance Indenture.

“Offering Settlement Date” means the Business Day on which the proceeds corresponding to the Initial Offering of Underlying Shares are settled through the BMV.

“Early Termination Date” has the meaning ascribed to such term in Clause Ninth, paragraph (b), of this Issuance Indenture.

“Indeval” means the Institute for the Deposit of Securities (S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.).

“Underwriters” means the entities acting as such in accordance with the documents of the Initial Offering.

“Deferment Choice Investors” has the meaning ascribed to such term in Clause Third of this Issuance Indenture.

“LMV” means the Mexican Securities Law (Ley del Mercado de Valores).

“Lot” has the meaning ascribed to such term in Clause Eleventh of this Issuance Indenture.

“Mexico” means the United Mexican States.

“Initial Offering” means the initial public offering in Mexico of Vista Oil & Gas Series “A” Shares and Warrants, as authorized by the CNBV through authorization number 153/10612/2017, dated August 4, 2017 and the simultaneous international offering of Vista Oil & Gas Series “A” Shares and Warrants in the United States of America and in other foreign markets.

“Exercise Period” means the period (i) commencing on the later of (a) the 30th calendar day following the Initial Business Combination Closing Date, and (b) the date on which 12 months after the Offering Settlement Date have elapsed; and (ii) ending at 12:00 hours (Mexico City time) on the earlier of (a) the Early Termination Date, and (b) the fifth anniversary of the Initial Business Combination Closing Date; provided that if any of such days or dates occur in a non-Business Day, then the Exercise Period shall commence or finalize, as the case may be, on the immediate following Business Day.

“Cashless Exercise Period” has the meaning ascribed to such term in Clause Ninth, paragraph (c), of this Issuance Indenture.

“Pesos” or “$” means pesos, the legal currency of Mexico.

“Closing Price” has the meaning ascribed to such term in the Internal Regulation.

“US$ Closing Price of the Series A Shares” means, for any Trading Day, the Dollar equivalent of the Closing Price of Series A Shares for such Trading Day, which shall be determined applying the fix exchange rate (tipo de cambio fix) published by Banco de México on its webpage on such Trading Day.

“Exercise Price” means US$11.5 per Underlying Share. Exclusively for purposes of Article 66 of the LMV, this price would be deemed express in national currency (moneda nacional), being the Peso Equivalent of the Exercise Price.

“US$ Fair Market Price of the Underlying Shares” means the average of the US$ Closing Price of the Series A Shares during the last 10 Trading Days, counted as of (and including) the third Trading Day prior to the occurrence of the Early Termination Notice Date.

“US$ Price Limit” means US$18.00 per Underlying Share.

“Sponsor” means the reference to Vista Sponsor Holdings, L.P., Miguel Galuccio, Pablo Vera Pinto, Juan Garoby and/or Alejandro Cherñacov, in their capacity as “Sponsor” in the Initial Offering, or their respective Affiliates.

“Internal Regulation” means the regulation issued by the Mexican Stock Exchange duly authorized by CNBV on September 27, 1999, through official notice number 601-I-CGN-78755/99, including its amendments or any regulation that may replace it.

“Common Representative” means Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, its assignees or whom may replace on its duties.

“RNV” means the National Securities Registry (Registro Nacional de Valores).

“Holders” or “Warrant Holders” means the Mexican or foreign individuals or entities, when their investment regime expressly contemplates it, that own the Warrants.

“Global Certificate” means the document subscribed by the Issuer and representing the entirety of the Warrants issued by means of this Issuance Indenture and to be kept in deposit with Indeval.

“Warrants” has the meaning ascribed to such term in Clause Third of this Issuance Indenture.

“Warrants in Treasury” has the meaning ascribed to such term in Clause Third of this Issuance Indenture.

SECOND.- ISSUER’S CORPORATE NAME, PURPOSE AND DOMICILE.

(a) The corporate name of the Issuer is Vista Oil & Gas, S.A.B. de C.V., and pursuant to its By-laws, its corporate purpose is the following:

1)

acquire, by any legal means, any type of assets, stock, partnership interests, equity interests or interests in any kind of commercial or civil companies, associations, partnerships, trusts or any kind of entities within the energy sector, whether such entities are Mexican or foreign, at the time of their inception or at a later time as well as sell, assign, transfer, negotiate, encumber or otherwise dispose of or pledge such assets, stocks, equity interests or interests;

2)

participate as a partner, shareholder or investor in all kinds of businesses or entities, whether commercial or civil, associations, partnerships, trusts, or of any other nature, whether Mexican or foreign, from their inception or by acquiring shares, equity interests or other kind of interests, regardless of the name they are given, in all kind of incorporated companies, as well as to exercise the corporate and economic rights derived from such participation and to buy, vote, sell, transfer, subscribe, hold, use, encumber, dispose, modify or auction under any title, such shares, equity interests or other kind of interests, as well as participations of all kind in entities subject to applicable law, as it is necessary or convenient;

3)

issue and place shares representing the capital stock of the Company, publicly or privately, having obtained the previous authorization by the competent authorities or institutions when needed and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law, the general provisions that the National Banking and Securities Commission issued for such purposes and/or other applicable legal provisions, as requested, in national or foreign securities markets;

4)

issue and place warrants as referred in articles 65, 66 section I, 67 and other applicable of the Securities Market Law, publicly or privately and on shares representing the Company’s capital stock or any other kind of securities, having obtained the previous authorization by the competent authorities or institutions when needed and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law, the general provisions that the National Banking and Securities Commission issued for such purposes and/or other applicable legal provisions, as requested, in national or foreign securities markets;

5)

issue and place negotiable credit instruments, debt instruments or any other security, be it public or private, having obtained the previous authorization by the competent authorities when needed or institutions and in accordance with the Mexican Securities Market Law, the General Law on Commercial Companies, the Negotiable Instruments and Credit Transactions Law the general provisions that the National Banking and Securities Commission issued for such purposes and/or other applicable legal provisions, as requested, in national or foreign securities markets;

6)	issue any unsubscribed shares, held in treasury, for their subsequent placement in accordance article 53 of the Securities Market Law and with the applicable legal provisions;

7)	acquire its own shares, in accordance with applicable legislation;

8)

make any cash reimbursements for the benefit of Series “A” Shares shareholders resulting from (i) reductions in the variable portion of the capital stock of the Company, (ii) refunds on any contributions to future capital increases, regardless of the manner in which such contribution is documented, and (iii) payments in connection with any exchange rate hedging, regardless of the manner in which it is documented, entered by the Company, as determined by the General Shareholders’ Meeting;

9)

enter into all kinds of agreements, contracts and documents, including without limitation, credit, broker, purchase and sale, supply, distribution, consignment, agency, trust, commission, mortgage, bailment, deposit, lease, sublease, management, services, technical assistance, consulting, commercialization, joint venture or co-investment, association and other agreements, as may be necessary or appropriate, pursuant to the laws of any jurisdiction and regardless of the name they are given, in order for the Company to carry-out its corporate purpose;

10)	grant, manage, acquire, and sell all types of credit rights in favor of any individual or legal entity;

11)

render and receive any kind of services directly or indirectly through third parties, to and with any kind of persons, individuals or legal entities, including governmental agencies within Mexico or abroad, including without limitation, professional services related to activities such as: sales, engineering, repair and/or maintenance, inspection, technical support, management, consultancy, supervision, control, health, security, accounting, finance, training, research, operation, development and courier services;

12)

acquire, sell, lease, rent, sublease, use, enjoy, possess, license and dispose of, under any legal form, all types of real estate, immovable and personal properties, equipment and goods, including as depositary and depositor, and to hold rights over such properties, including all types of machinery, equipment, accessories, offices and other supplies necessary or convenient;

13)	carry out by itself or on behalf of third parties, training, research and development programs of any kind necessary or convenient;

14)

receive and grant any kind of guaranties, personal and/or in rem, as a result of any loans or financing granted by the Company and/or as deemed necessary or convenient, as well as grant deposits or any other kind of guaranties;

15)	incur and assume obligations of any nature under the capacity as joint and several obligor (obligado solidario);

16)

issue, execute, accept, endorse, certify, acquire, sell, exchange, guarantee and, in general, subscribe and manage all kinds of negotiable instruments, including bonds, notes, commercial papers, debentures, participation certificates, promissory notes, regardless of the name they are given and of the laws to which they are subject, with the authority to obligate itself for the benefit of third parties in connection with negotiable instruments and carry out all kinds of credit transactions and guaranties;

17)	execute any type of derivative transactions of any nature in accordance with applicable law;

18)	open, manage and cancel bank accounts and any other accounts;

19)	acquire, possess, use, register, renew, assign, and dispose of any kind of patents, brands, commercial names, franchises and any and all types of intellectual or industrial property rights;

20)

request, obtain, license, assign, use, exploit and dispose of any type of permit, license, concession, franchise and/or authorization issued by federal, state or municipal authorities, both Mexican and foreign, and to carry out acts relating thereto;

21)	act as representative agent, intermediary, beneficiary, commission agent, mediator, advisor or in any other capacity in favor of any type of person, individual or legal entity;

22)

in general, execute and carry out, within Mexico or abroad, on its own behalf or on behalf of third parties, with individuals or entities, including any governmental agency, any kind of contracts, agreements or acts, whether principal or accessory, civil or commercial, or of any other nature, as necessary or convenient to accomplish the corporate purpose of the Company; and

23)	carry-out any acts required or permitted by applicable legislation for the fulfillment of its corporate purpose.

(b) The corporate domicile of the Issuer is Mexico City, Mexico.

THIRD.- CORPORATE AUTHORIZATION AND ISSUANCE; ADDITIONAL ISSUANCES.

(a) The Issuer’s shareholders, pursuant to the unanimous resolutions adopted outside of shareholders’ meeting dated July 28, 2017, approved the issuance of the Warrants, formalized through public deed number 80,566 dated July 28, 2017, Carlos Alberto Sotelo Regil Hernández, acting in its capacity as interim of Notary protocol number 1 granted before Mr. Roberto Nuñez y Bandera.

(b) Based on the approval referred to in the previous paragraph, hereby the Issuer unilaterally issues 104,912,000 warrants in terms of Article 65, 66 and 67 of the LMV, to be purchased, on bearer form, referred to the Underlying Shares (the “Warrants”), which will be offered and placed: (i) simultaneously through the Initial Offering; and (ii) in one or more private placements; in both cases, pursuant to applicable law and the approval referred to in the previous paragraph. Likewise, based on the approval referred to in paragraph (a) above and pursuant to the terms resolved by the Boards of Directors and subject to the approval of the Warrant Holders Meeting, the Issuer may issue additional Warrants from time to time; provided that, for such purposes, the Issuer shall conduct all necessary or convenient acts for such purposes and submit any applicable request for the authorization with any relevant governmental authority or entity, including the CNBV, BMV or Indeval to exchange the global certificate representing the Warrants accordingly.

(c) The Warrants offered in the Initial Offering with respect to which the relevant investors notified to the Issuer and the Underwriters in writing of their choice of receiving for such Warrants on a later date, precisely pursuant to the terms described in the relevant prospectus and offering notice (aviso de oferta) (such investors, the “Deferment Choice Investors”), will be kept in the Issuer’s treasury until such investors notify to the Issuer in writing the date on which they desire to receive them (such Warrants kept in treasury for the benefit of the Deferment Choice Investors, the “Warrants in Treasury”).

FOURTH.- CURRENCY OF THE ISSUANCE.

The Warrants will be denominated in national currency (moneda nacional) pursuant to Article 66 of the LMV; provided that the Exercise Price may be paid in Pesos or in Dollars as provided herein.

FIFTH.- PRICE.

(a) Investors that acquire Warrants in the Initial Offering (as consequence of the acquisition of the Underlying Shares) shall pay a price of $0.00 per Warrant, or any different amount provided in the public offering notice (aviso de oferta pública) of the Initial Offering.

(b) Investors that acquire Warrants through private placements shall pay a price of $0.00 per Warrant or any other amount provided in the documents of such private placements and that is informed to the general public.

(c) The payment of the price mentioned in paragraph (a) above, shall be paid on the Offering Settlement Date, pursuant the terms described in the public offering notice (aviso de oferta pública) of the Initial Offering and in the prospectus; the payment of the price mentioned in paragraph (b) above, shall be paid in the date and in the terms agreed by the Issuer and the investors of such private placements.

SIXTH.- EXERCISE PRICE.

Holders of Warrants that elect to exercise their purchase right with respect to the Underlying Shares shall deliver to the Issuer, on the Exercise Date, for each Lot in respect of which they are exercising their rights: (i) the Exercise Price of the Warrants comprising such Lot, and (ii) the Warrants comprising such Lot; provided that, in case that the Issuer establishes the Cashless Exercise, then such Holders shall deliver only the Warrants of the Lots in respect of which the rights are being exercised; in each case, pursuant to the mechanism provided in Clause Thirteenth of this Issuance Indenture.

SEVENTH.- DATE OF THE OFFERING.

The Warrants of the Initial Offering will be offered on the date provided in the correspondent public offering notice of the Initial Offering.

The Warrants of a private placement will be offered on any date selected by the Issuer and in the terms disclosed to the general public in accordance with applicable law.

EIGHTH.- GLOBAL CERTIFICATE.

The Warrants issued pursuant to the terms set forth in this Issuance Indenture, will be evidenced by one Global Certificate deposited in Indeval. Such Global Certificate will be issued in accordance with the provisions of the LMV and any other applicable legal regulations.

The Holders of Warrants that require physical delivery of the documents that certify the Warrants that they hold, shall request it in writing to the Issuer, through the brokerage house or intermediary acting on their behalf, with at least 30 calendar days prior to the delivery date requested, and shall pay at the time of delivery the costs incurred by the Issuer for the issuance of such certificates.

The Global Certificate shall be signed by legal representatives or attorneys-in-fact of the Issuer and the Common Representative.

NINTH.- TENOR, EARLY TERMINATION AND AUTOMATIC EXERCISE.

(a) This issuance of Warrants will be effective from the date of issuance provided in the Global Certificate until the Business Day following the earlier of: (i) Early Termination Date, (ii) the Underlying Shares Cancelation Date, and (iii) the fifth anniversary of the Initial Business Combination Closing Date.

(b) As long as the Condition for Early Termination is satisfied, the Issuer will be entitled to cause the early termination of all, and not less than all, the Warrants, on any Business Day after the Exercise Period has commenced, by means of a notice published through EMISNET providing for the Business Day on which such early termination will take place, provided that such notice will also be given by written notice to the CNBV and Indeval, with copy to the Common Representative; provided that the Early Termination Date shall occur at least 30 calendar days after the Business Day on which the early termination notice is published. The date of publication of the early termination notice will be referred as the “Early Termination Notice Date”, and the date on which early termination of the Warrants occurs will be referred as the “Early Termination Date”.

(c) If the Issuer causes the early termination of the Warrants as set forth in paragraph (b) above, the Issuer shall also have the right to determine, at its sole discretion, that the exercise of the Warrants that occurs during the period starting on the Business Day following the Early Termination Notice Date and finalizing precisely on the Early Termination Date (such period, the “Cashless Exercise Period”), could be carried out without cash payment (the “Cashless Exercise”). If the Issuer so determines the Cashless Exercise, Holders electing to exercise their rights under the Warrants they own and by Lots, shall do it exchanging their Warrants for Underlying Shares as provided in Clause Thirteenth, paragraph (d), of this Issuance Indenture. In the event that the Issuer exercises the right provided in this paragraph, it shall notify the Holders through the notice of early termination published precisely on the Early Termination Notice Date through EMISNET, and in such notice the US$ Fair Market Price of the Underlying Shares for purposes of the calculation provided in Clause Thirteenth, paragraph (d), of this Issuance Indenture shall be disclosed.

(d) In the event that the Issuer keeps one or more Warrants in Treasury on the Business Day prior to the expiration of the Exercise Period (such Business Day, the “Automatic Exercise Date”), then such Warrants in Treasury will be automatically exercised without need of any prior request, notice or communication and without the prior request of any person, under the Cashless Exercise basis and following the mechanism provided in paragraph (d) of Clause Thirteenth for such purposes; provided that the following items shall be considered for purposes of effecting the relevant calculation for the automatic exercise of such Warrants in Treasury: (i) the “Exercise Date” will be the Automatic Exercise Date and (ii) the “US$ Fair Market Price of the Underlying Shares” will be the average of the US$ Closing Price of the Series A Shares of the last 10 Trading Days, commencing on (and including) the Automatic Exercise Date; except if the Automatic Exercise Date occurs after the Issuer has declared the Cashless Exercise as provided herein, in which case the “US$ Fair Market Price of the Underlying Shares” will be the amount resulting from the calculation set forth in such defined term.

(e) The Underlying Shares resulting from the automatic exercise described in paragraph (d) above will be delivered to the Deferment Choice Investors to whom the Warrants in Treasury would have corresponded and who were subject to such automatic exercise, in the date and in the Indeval account instructed in writing to the Issuer by such Deferment Choice Investors; provided that, in the event that the Deferment Choice Investors have not delivered such instruction in writing to the Issuer, the Undelaying Shares resulting from the automatic exercise of the Warrants in Treasury under such assumption, will be kept in treasury by the Issuer, until the Issuer receives such written instruction.

TENTH.- EXERCISE DATE.

Holders may exercise their right granted under the Warrants to acquire the Underlying Shares pursuant to the terms provided in this Warrant’s Issuance Indenture on any Business Day within the Exercise Period.

ELEVENTH.- MINIMUM AMOUNT.

(a) Each Warrant entitles its Holder to acquire, pursuant to the terms provided below, 1/3 of an Underlying Share; provided that the Issuer shall deliver only complete Underlying Shares. Consequently, each Holder will be entitled to exercise its rights under the Warrants in lots of 3 Warrants and its multiples (each of such lots of three Warrants, a “Lot”).

(b) Each Holder acknowledges and agrees that no rights may be exercised over Warrants that are under the number required to be consider a Lot, and if exercised the Issuer shall not be liable to accept them, in the understanding that such Warrants may expire without being exercised.

TWELFTH.- UNDERLYING ASSETS AND COVERAGE.

The underlying assets of the Warrants are the Underlying Shares; that is, the Series “A” ordinary shares, without expression of their par value, representing the variable portion of the capital stock of the Issuer, registered before the RNV, which depends of the CNBV and listed in the BMV with the ticker symbol “VTW408A-EC001”.

(b) Pursuant to second paragraph of numeral 14 of Exhibit F to the General Provisions applicable to the Issuers and Other Stock Market Participants (Disposiciones de Carácter General aplicables a las Emisoras de Valores y Otros Participantes del Mercado de Valores) issued by the CNBV, the Issuer hereby (i) represents and warrants that it holds 34,970,667 Underlying Shares in its treasury to cover the exercises made by the Holders of Warrants (including, the Warrants in Treasury) when appropriate, as the case may be, free of any preferred subscription rights and of any lien, ownership restriction, and

(ii) agrees that, if for any reason the Issuer does not hold enough Underlying Shares in its treasury required for the exercise of the Warrants (including, the Warrants in Treasury) by the Holders, the Issuer will issue the necessary Underlying Shares in order for the Holders to be able to exercise their rights, which will be free of any preferred subscription rights and of any lien, ownership restriction.

THIRTEENTH.- EXERCISE MECHANISM.

(a) The exercise of the rights granted under the Warrants shall be made only during the Exercise Period and the Exercise Date shall occur within the Exercise Period.

(b) In case that a Holder elects to exercise their rights under all or any of the Warrants it holds, such Holder shall notify by written notice its intention to exercise such rights to the Issuer, indicating: (i) the Exercise Date, (ii) the number of Lots which rights intends to exercise, and (iii) the account in Indeval of the brokerage house or intermediaries of such Holder at which the related Underlying Shares shall be deposited, 3 Business Days in advance to the such Exercise Date. After receiving such notice, the Issuer shall notify such electing Holder the banking accounts (in Dollars and Pesos) and the account at Indeval at which deliveries set forth in paragraph (c) shall be made.

(c) Except for the case provided in paragraph (d) immediately below, the Holder that notified its intention of exercise its rights from any of the Lots shall deliver to the Issuer, precisely on the Exercise Date (i) an amount in Dollars equivalent to the result of multiplying the Exercise Price by the number Underlying Shares represented by the Lots of Warrants which rights are being exercised, or an amount in Pesos equivalent to the result of multiplying the Peso Equivalent of the Exercise Price by the number Underlying Shares represented by the Lots of Warrants which rights are being exercised, in each case, to the Dollar or Peso banking account notified by the Issuer, as applicable; and (ii) the Warrants that comprise each of such Lots to the account at Indeval notified by the Issuer (or physically to the offices of the Issuer, if the Warrants forming such Lots are physically held by such Holders); and immediately after such delivery, the Issuer shall credit to the account of the brokerage house or intermediaries of such Holder at Indeval, an Underlying Share for each of such Lots. For the avoidance of doubt, the Issuer shall have no obligation to deliver fractional Underlying Shares.

(d) If the Issuer declares a Cashless Exercise of the Warrants, the Holder that notified its intent of exercise its rights from any of the Lots shall deliver to the Issuer, precisely on the Exercise Date (which shall occur within the Cashless Exercise Period) and to the account at Indeval notified by the Issuer (or physically to the offices of the Issuer, if the Warrants forming such Lots are physically held by such Holders), the Warrants comprising the Lots which rights are being exercised; and immediately after such delivery, the Issuer shall credit to the account of the brokerage house or intermediaries of such Holder in Indeval, the number of Underlying Shares that results from the following formula:

X = Y (A-B)/A

Where:

X =	Number of Underlying Shares to be delivered.

Y =

Number of Underlying Shares that shall be delivered pursuant to the Lots which rights are being exercised. For the avoidance of doubt, 1 Underlying Share shall be delivered for each 3 exercised Warrants.

A =	US$ Fair Market Price of the Underlying Shares.

B =	Exercise Price.

(e) Notwithstanding that the execution of the exercise of the rights granted under the Warrants will be carried out of the BMV, it will be deemed as carried out inside it, as long as it is registered and disclosed by the Issuer to the public pursuant to the provisions of the Internal Regulation.

(f) For the avoidance of doubt, the acquisition of Underlying Shares by the Warrants’ Holders from the Issuer shall be deemed as a subscription (suscripción) of shares representing the capital stock of the Issuer.

(g) Indeval will perform the activities outlined in this Clause pursuant to the provisions contained in the internal regulation and operational manual applicable to such institution for the deposit of securities. Likewise, all the notices that shall be delivered to Indeval pursuant to this Clause shall be made in writing sending a copy to the Common Representative or through the means that such determines.

FOURTEENTH.- TECHNICAL ADJUSTMENTS.

(a) Pursuant to provision 4.007.00 of the Internal Regulation, technical adjustments for the situations described below shall be carried out pursuant to the proceedings provided by the BMV in its Internal Regulation and the corresponding Mexican Stock Exchange’s operational manual:

(i)	Payment of dividends in shares.

(ii)	Subscription.

(iii)	Exchange of certificates.

(iv)	Split.

(v)	Reverse Split.

(vi)	Reimbursement.

(vii)	Split-off.

(viii)	Merger.

(ix)	Distribution of shares.

(x)	Reciprocal purchase and subscription of shares.

(b) The Holders, by the acquisition of the Warrants they hold, agree and accept that the Issuer does not have any duty to pay fractions of the Underlying Shares generated as a consequence of technical adjustments, and they expressly waive any right that may have in connection with such fractions.

FIFTEENTH.- EXCHANGE CONDITIONS IN CASE OF EXTRAORDINARY EVENTS.

In the event that the BMV suspends the trading of the Underlying Shares, by its own decision or at Issuer’s request, the trading of the Warrants will be also suspended by consequence.

SIXTEENTH.- CORPORATE AND ECONOMIC RIGHTS.

The Warrants do not grant any corporate, ownership, economic or any other kind of rights over the Underlying Shares.

SEVENTEENTH.- APPOINTMENT OF THE COMMON REPRESENTATIVE OF THE WARRANTS.

To represent the entirety of the Warrants’ Holders, the Issuer appoints Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, who hereby accepts its appointment as the common representative, and the rights and obligations arising from such appointment by means of its signature on this Issuance Indenture.

EIGHTEENTH.- AUTHORITIES OF THE COMMON REPRESENTATIVE.

(a) The Common Representative will have the rights and obligations provided in the General Law of Negotiable Instruments and Credit Transaction (Ley General de Títulos y Operaciones de Crédito), the LMV and the General Provisions applicable to the Issuers and Other Stock Market Participants (Disposiciones de Carácter General aplicables a las Emisoras de Valores y Otros Participantes del Mercado de Valores) issued by the CNBV, as well as in this Issuance Indenture. For all matters not expressly provided in this Issuance Indenture, the Common Representative shall have the right to call for a Warrant Holders Meeting pursuant to Clause Nineteenth below.

(b) The Common Representative will have the following authorities and obligations:

(i) Subscribe this Issuance Indenture and the Global Certificate;

(ii) Exercise all the actions and rights that correspond to the entirety of the Holders of Warrants, as well as those required for the performance of its functions and duties, and carry out the acts of preservation it deems convenient to defend the interests of the Holders of Warrants;

(iii) Call and chair the Warrant Holders Meetings and carry out its resolutions or call to a Warrant Holders Meeting by request of the Issuer;

(iv) Attend to the general shareholder’s meetings of the Issuer and collect from the directors, managers and officers of the Issuer, all the reports and information necessary for the performance of its authorities, including those relating to the Issuer’s financial situation;

(v) Grant and execute in the name of the Holders all the documents and agreements that shall be executed with the Issuer, as the case may be;

(vi) Keep the Warrant Holders Meetings’ minutes, which may be reviewed at any time by the Holders, and, as the case may be, and at the expense of the Holder that may request it, issue certified copies of such minutes;

(vii) Perform those other functions and obligations arising from this Issuance Indenture or that are compatible with the nature of the charge as Common Representative;

(viii) Verify, through the information delivered for such purposes, the due fulfillment of the obligations provided in this Issuance Indenture and the Global Certificate to the Issuer (except for any accountable, taxable, employment or administrative obligations of the Issuer that are not directly related to the payment of the Warrants);

(ix) The Common Representative may request the Issuer and the persons that render services in connection with the Warrants, to deliver the information and documentation, reasonably necessary to verify the fulfillment of the obligations referred above. The Issuer and such persons that render services shall deliver and assist to deliver the information in the dates and form required by the Common Representative, including the condition of the Underlying Shares, financial statement, determination of forex hedging and any other information requested in the understanding that the Common Representative may inform such information with the Holders, without being consider a bound of its confidentiality duties, in the understanding that the Holders shall keep such information as confidential;

(x) The Common Representative could carry out, visits and annual reviews, as it deems necessary, and in any other moment as it deems necessary with prior written notification to the Issuer of at least 10 Business Days in advance, to the date in which the reviews are intended to take place;

(xi) If the Common Representative does not receive the information requested in paragraphs (viii) and (ix) above in timely manner or has knowledge of any breach of the Issuer obligations set forth in this Issuance Indenture or in the Global Certificate, it shall immediately request the Issuer to disclose to the Holder, through the publication of a “material event”, any breach to the obligations arising from this Issuance Indenture or the Global Certificate; provided that in the event that the Issuer does not publish such “material event” within the 2 Business Days following the Common Representative’s request, the Common Representative will be obliged to publish it within the 2 Business Days following the acknowledgment of such omission;

(xii) When requested by the Warrant Holders Meeting, the Common Representative shall give a report on the performance of its duties and, in the event such report is not requested, the Common Representative shall give it at the conclusion of its duties; and

(xiii) In order to fulfill with the above, could request the Warrant Holders Meeting or such could request, to subcontract specialized third parties, at the Holders expense, as it deems convenient or necessary for the fulfilment by the Common Representative of its review obligations mentioned above pursuant to the applicable law. In such situation, the Common Representative will be subject to the responsibility established by such Warrant Holders Meeting, and therefore it will be able to trust, perform activities or abstain from performing activities in accordance with the resolution issued by such specialists, as approved by the Warrant Holders Meeting. If the Warrant Holders Meetings does not approve such subcontracting, the Common Representative will only be responsible for the activities attributable directly to the Common Representative pursuant to this Issuance Indenture and the Global Certificate and the applicable law. In the understanding that if the Warrant Holders Meeting authorizes the subcontracting of such third parties and does not provide to the Common Representative sufficient funding for such subcontracting Article 281 of Commerce Code (Código de Comercio) and 2577 of the Civil Code of Federal District (Codigo Civil para el Distrito Federal) and its correlative provisions regarding of attorney-in-fact pursuant to Article 217 of the General Law on Negotiable Instruments and Credit Transactions shall apply, in the understanding that the Common Representative shall not be bound to pay the necessary amounts for the subcontracting of such third parties and it will not be liable for any delay in the subcontracting and/or by the lack of resources in order to perform the subcontracting and/or because such resources were not provided.

(c) The Holders of the Warrants, through a resolution adopted in a Warrant Holders Meeting called for such purposes pursuant to Clause Nineteenth of this Issuance Indenture, may, at any time replace the Common Representative.

(d) The Common Representative will be entitled to resign to its charge only for material reasons that will be evaluated by the court that corresponds to the Issuer’s domicile and in such case, the Common Representative shall continue performing its duties until the Warrant Holders Meeting has appointed its substitute.

(e) The Common Representative will not be liable to pay any costs or expenses associated, with its own resources in order to perform any activity or its authorities, pursuant this Issuance Indenture, the Global Certificate or applicable law.

(f) All of the activities carried out by the Common Representative, on its behalf or on behalf of the Holders, pursuant this Issuance Indenture, the Global Certificate or applicable law, shall be deemed as mandatory and will be deemed as accepted by the Holders.

NINETEENTH.- WARRANT HOLDERS MEETINGS.

(a) The Warrant Holders Meeting will represent all the Holders of outstanding Warrants, and their resolutions will be valid and binding with respect of and for all Holders, even those absent or dissident (the “Warrant Holders Meeting”).

(b) The Warrant Holders Meeting will be held in the Common Representative’s domicile or if it was not possible in the place indicated for such purposes in the correspondent call.

(c) The Issuer and the Holders that hold at least 10% of the outstanding Warrants, may request the Common Representative to call for a Warrant Holders Meeting including the items of the agenda to be resolved in such Warrant Holders Meeting. The Common Representative shall issue the call in order for the Warrant Holders Meeting to be held as soon as possible but within the 30 calendar days following the date in which the request is received. If the Common Representative does not fulfill this obligation, the judge from the Court of Primary Instance, where the Common Representative is domiciled, as per the request of any Issuer or Holder, as applicable, shall issue the call for the Warrant Holders Meeting.

(d) Except as provided in this Issuance Indenture, the Warrant Holders Meeting shall be called, installed and discussed, and its resolutions shall be adopted pursuant to the following:

(i) The calls for each Warrant Holders Meetings shall be published only once, in any newspaper of broad national circulation in Mexico, pursuant to Article 68 of the LMV, at least 10 days in advance of the date of the Warrant Holders Meeting;

(ii) The call shall contain the date, time and venue of the Warrant Holders Meeting, the agenda that will be discussed and shall be signed by the Common Representative;

(iii) Except in those cases referred to in the next subparagraph, in order for a Warrant Holders Meeting to be considered as installed by virtue of the first call, the Holders that hold, individually or collectively, the half plus one of the outstanding Warrants shall be present, and its resolutions will be valid if approved by majority of the Warrants in the Warrant Holders Meeting. In case that a Warrant Holders Meeting is convened by virtue of the second or ulterior call, it shall be deemed as legally installed regardless of the number of Warrants present, and its resolutions will be valid if approved by the majority of the Warrants in the Warrant Holders Meeting;

(iv) It will be required in the Warrant Holders Meeting the presence of the Holders that individually or collectively hold, by virtue of the first call, at least 75% of the Warrants entitled to vote, and that the resolutions are approved by the half plus one of the votes casted in such Warrant Holders Meeting, in the following cases:

(1)	To revoke the appointment of the Common Representative or to appoint a new Common Representative;

(2)	To grant extensions (prórrogas o esperas) to the Issuer; and

(3)	To modify the terms set forth in this Issuance Indenture or the Global Certificate.

If the Warrant Holders Meeting is gathered to resolve any of the cases above by second or subsequent call, its resolutions shall be approved by majority of votes casted in the Warrant Holders Meeting, regardless of the number of Warrants attending to such Warrant Holders Meeting.

Notwithstanding anytime to the contrary herein, whenever the Sponsors are holders of Warrants, they shall not be entitle to vote the matters set forth in this subparagraph (iv), and shall not be taken into account when determining the quorum thereof.

(v) In order to convene the Warrant Holders Meetings, provisions contained in Article 290 and others of the LMV and the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) shall apply. The Holders of Warrants shall deliver to the Common Representative the certificate issued by Indeval and the list of holders issued by the intermediary, if applicable, in connection with the Warrants of which is holder, in the place that is established in the call to the Warrant Holders Meeting at least one Business Day prior to the date in which the Warrant Holders Meeting may take place, provided that the Holders that physically possess the Warrants are able to prove the ownership of their Warrants as provided by applicable law and as required in the call for the relevant Warrant Holders Meeting. The Holder may be represented in the Warrant Holders Meeting by an attorney-in-fact, appointed through a proxy letter, executed before two witnesses or through a power of attorney granted pursuant to applicable law;

(vi) In no event the Warrants that are not in circulation or those acquired by the Issuer could be represented in the Warrant Holders Meeting nor shall be taken into account for the calculation of the quorum for the convocation or voting of a Warrant Holders Meeting;

(vii) Once a Warrant Holders Meeting is installed the Holders of the Warrants will not be able to avoid its execution by leaving the Warrant Holders Meeting. If the Holders of the Warrants leave or not attend to the resumption of the Warrant Holders Meeting which has been delayed in accordance with the applicable law, will be consider that they abstain from delivering their vote, in connection with the corresponding item.

(viii) From each Warrant Holders Meeting minutes of the meeting shall be prepared, which shall be signed by those who acted as president and secretary. The attendance list, signed by the attendants and scrutineer, shall be annexed to the minutes. The minutes and other data and documents referring to the issuance of the Warrants, shall be kept by the Common Representative and shall be available for review by the Holders of the Warrants at any time, who will be entitled to, at their expense, receive from the Common Representative certified copies of the aforementioned documents; and

(ix) The Common Representative will act as president in the Warrant Holders Meeting and in such the Holders will have the number of votes that correspond in connection with the Warrants that they hold, counting one vote from each of the outstanding Issuers’ Warrants, as applicable, except by such cases in which the applicable law limits such right.

(e) The Holders of the Warrants will be entitled to individually exercise the following actions:

(i) From the Issuer, the compliance with its obligations under this Issuance Indenture and the Global Certificate, which documents the Warrants;

(ii) From the Common Representative, to carry out the acts in order to preserve the rights of the Holders of the Warrants or to make such rights effective; and

(iii) The liability incurred by the Common Representative for gross negligence.

(f) In addition, the unanimous resolution taken by Holders that represent all the Warrant Holders, who possess the entirety of the Warrants with voting rights, will have the same validity as if they were taken in a Warrant Holders Meeting if they are confirmed in writing.

TWENTIETH.- POTENTIAL INVESTORS.

The Warrants issued pursuant to this Issuance Indenture may be acquired by individuals or entities, both of the Mexican or foreign origin, when their investment regimen allows it.

TWENTY-FIRST.- APPLICABLE TAX REGIME.

The investors, prior to investing in these Warrants, shall take into consideration the tax structure regarding the taxation or exemption from the proceeds arising from the Warrants. Holders and possible investors shall consult with their tax advisors regarding the tax considerations of any transactions that they are planning to exercise, including the application of specific rules to its particular status.

TWENTY-SECOND.- DOMICILES.

For all matters relating to the Warrants, the Issuer and the Common Representative designate the following as their domiciles:

(a) Issuer:

Vista Oil & Gas, Sociedad Anónima Bursátil de Capital Variable

Javier Barros Sierra 540, Torre 2, 2 floor,

Colonia Lomas de Santa Fe, C.P. 01210, Mexico City.

Tel: +52 (55) 9177 2038

Attention: Javier Rodríguez Galli

e-mail: ir@vistaoilandgas.com

(b) Common Representative:

Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero

Av. Paseo de la Reforma 284, 9 floor,

Colonia Juárez, C.P. 06600, Mexico City.

Tel: +52 (55) 5231 0060 / +52 (55) 5231 0323/ +52 (55) 5230 0263

Fax: +52 (55) 5231 0175

Attention: Claudia B. Zermeño Inclán / Elena Rodríguez Moreno/ Claudia Alicia García Ramírez

e-mail: czermeno@monex.com.mx / elenarodriguez@monex.com.mx / claudiagarcia@monex.com.mx

TWENTY-THIRD.- COMPETENT COURTS AND GOVERNING LAW.

For the interpretation and fulfillment of this Issuance Indenture, the Issuer, the Common Representative and the Holders of the Warrants for the fact of having such capacity, irrevocably submit to the jurisdiction and competence of the federal courts sitting in Mexico City, expressly waiving the right to any other jurisdiction to which they may be entitled by reason of their present of future domiciles or for any other reason.

TWENTY-FOURTH.- REGISTRATION NUMBER BEFORE THE RNV AND NUMBER OF WRIT AND DATE OF REGISTRATION AUTHORIZATION ISSUED BY THE CNBV.

The Warrants have been recorded before the RNV under number 3573-1.20-2017-001 ; likewise, the CNBV authorized their registration through writ number 153/10612/2017 dated August 4, 2017, which does not imply any certification about the security’s value or the Issuer’s solvency.

TWENTY-FIFTH.- AMENDMENTS.

Any amendment to this Issuance Indenture shall be agreed by the Issuer and the Common Representative, prior to the approval by the Warrant Holders Meeting, pursuant to the provisions of Article 220, section III, of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito).